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                          RPM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                                   (Unaudited)
                                                                    Exhibit 11.1
                    (In thousands, except per share amounts)


                                                        Three Months Ended August 31,
                                                        -----------------------------

                                                              1996        1995
                                                             -------     -------
                                                                        Restated *

Shares Outstanding
     For computation of primary earnings per
        common share
            Weighted average shares                           77,459      73,314
            Net issuable common share equivalents                373         482
                                                             -------     -------

              Total shares for primary earnings
                 per share                                    77,832      73,796

     For computation of fully-diluted earnings
        per common share
           Additional shares issuable assuming
              conversion of convertible securities             9,767       9,767

           Additional common shares equivalents;
              ending market value higher than
              average market value                                73           8
                                                             -------     -------

                 Total shares for fully-diluted
                    earnings per share                        87,672      83,571
                                                             =======     =======

Net Income
     Net income applicable to common shares for
        primary earnings per share                           $23,956     $19,993
           Add  back interest net of tax on convertible
              securities assumed to be converted               1,284       1,219
                                                             -------     -------

     Net income applicable to common shares for
        fully-diluted earnings                               $25,240     $21,212
                                                             =======     =======



     Earnings Per Common Share and Common Share
        Equivalents                                          $   .31     $   .27
                                                             -------     -------


     Earnings Per Common Share Assuming Full
        Dilution                                             $   .29     $   .25
                                                             -------     -------


*Data for August 31, 1995 has been restated to reflect a 25% stock dividend paid on December 8, 1995, and to reflect the January 12, 1996 acquisition of TCI, Inc. accounted for under the pooling-of-interests method.

The accompanying notes to consolidated financial statements are an integral part of these statements.